Exhibit 99.1

Administrative Office 505 North Vienna Street Phone: (318) 255-3733 Ruston, LA 71270 Fax: (318) 255-8169

News Release

Century Next Financial Corporation Reports Year-End Results

RUSTON, La., Feb. 21, 2013 -- Century Next Financial Corporation (OTCBB:CTUY), the holding company of Bank of Ruston with $120.6 million in assets, today announced financial results for the year ended December 31, 2012.

Financial Performance

For the year ended December 31, 2012, Century Next Financial Corporation (the "Company") had net income after tax of $656,000 compared to net income of $634,000 for the year ended December 31, 2011, an increase of $22,000 or 3.5%. Earnings per share (EPS) for the full year of 2012 were $0.68 per basic and diluted share compared to $0.64 per basic and diluted share reported for the full year of 2011.

Balance Sheet Growth

Total assets increased $13.2 million, or 12.3%, to $120.6 million at December 31, 2012 compared to $107.4 million at December 31, 2011. This increase was primarily due to increases in net loans of $9.8 million and cash and cash equivalents of $4.0 million offset primarily by a decrease in investment securities of $733,000.

Net loans, including loans held for sale, increased $9.8 million or 11.4% at December 31, 2012 compared to December 31, 2011. The increase in net loans was due primarily to an increase in commercial real estate of $9.1 million, land loans of $2.4 million, commercial business loans of $1.2 million, and home equity lines of credit of $114,000. The increase was offset by decreases in residential construction loans of $1.8 million, consumer non-real estate loans of $979,000, one-to-four family residential loans of $143,000, and multi-family loans of $2,000. The increases in the various loan categories were due primarily to new customer development.

Total deposits increased by $10.7 million or 12.7% to $94.6 million at December 31, 2012 compared to $83.9 million in deposits at December 31, 2011. The increase was due to increases in noninterest-bearing deposits of $4.1 million, savings deposits of $4.0 million, interest-bearing demand deposits of $2.0 million, and time deposits of $1.9 million. Money market deposits decreased by $1.3 million. The increases in noninterest-bearing and savings deposits were due primarily to new customer development.

Total equity increased $658,000 or 3.5% to $19.4 million at December 31, 2012 compared to $18.8 million at December 31, 2011. The increase was primarily due to net income for the year ended December 31, 2012 of $656,000.

Income Statement

Net interest income amounted to $4.8 million for the year ended December 31, 2012 compared to $4.3 million for the year ended December 31, 2011. The $462,000 or 10.7% increase was primarily due to an increase in interest income from loans of $303,000, due primarily to loan growth, and a decrease in interest expense on deposits of $144,000 from declining deposit rates.

Provision for loan losses increased by $64,000 or 114.3% to $120,000 for the year ended December 31, 2012 as compared to $56,000 for the year ended December 31, 2011. The increase in provision for 2012 was due primarily to loan growth in 2012 and adjustments to economic and other qualitative factors in the allowance for loan and lease loss calculation.

Non-interest income, which includes fees and service charges, realized gains and losses on investments and other non-interest income, amounted to $1.15 million for the year ended December 31, 2012, an increase of $138,000 or 13.6% compared to non-interest income of $1.01 million for the year ended December 31, 2011. The increase was primarily due to increases in loan servicing fees and service charges on deposits.

Non-interest expense increased by $419,000 or 9.5% to $4.8 million for the year ended December 31, 2012 as compared to $4.4 million through the same period in 2011. The increase was primarily due to increases in compensation expense, occupancy and equipment expense, audit and examination fees, directors' expense, and advertising partially offset by decreases in legal and professional, office supplies, data processing, and various other expense items.

Additional Information

Century Next Financial Corporation is the holding company for Bank of Ruston (the "Bank") which conducts business from its main office and full-service branch office, located in Ruston, Louisiana. The Company was formed in 2010 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. The Bank is a wholly-owned subsidiary and is an insured federally-chartered stock savings association subject to the regulatory oversight of the Office of the Comptroller of the Currency. The Bank was established in 1905 and is headquartered in Ruston, Louisiana. The Bank is a full-service bank with two banking offices in Ruston. The Bank emphasizes professional and personal banking service directed primarily to small and medium-sized businesses, professionals, and individuals. The Bank provides a full range of banking services including its primary business of real estate lending to residential and commercial customers.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." We undertake no obligation to update any forward-looking statements.

Century Next Financial Corporation and Subsidiary
Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share data)
	December 31,
	2012	2011
ASSETS

Cash and cash equivalents	$9,175	$5,200
Investment securities	6,899	7,671
Loans, net	96,426	86,586
Other assets	8,148	7,961
TOTAL ASSETS	$120,648	$107,418

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$94,634	$83,939
Short-term borrowings (FHLB advances and resale agreements)	5,278	3,502
Long-term borrowings (FHLB advances)	340	381
Other liabilities	976	834
Total Liabilities	101,228	88,656

Stockholders' equity	19,420	18,762

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$120,648	$107,418

Book Value per share	$18.39	$17.73

Century Next Financial Corporation and Subsidiary
Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)
	Years Ended December 31,
	2012	2011

Interest Income	$5,428	$5,110
Interest Expense	657	801

Net Interest Income	4,771	4,309
Provision for Loan Losses	120	56

Net interest income after provision for loan losses	4,651	4,253
Noninterest Income	1,152	1,014
Noninterest Expense	4,846	4,427

Income Before Taxes	957	840
Provision For Income Taxes	301	206

NET INCOME	$656	$634

EARNINGS PER SHARE
Basic	$0.68	$0.64
Diluted	$0.68	$0.64

CONTACT:	Century Next Financial Corporation Contact Information:

Benjamin L. Denny, Chief Executive Officer or
Mark A. Taylor, CPA, Senior Vice President & Chief Financial Officer
(318) 255-3733

Company Website: www.bankruston.com

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